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                                                                    EXHIBIT 99.1

                                 MIGRATEC, INC.
                            LONG-TERM INCENTIVE PLAN
                            (AS AMENDED AND RESTATED)


         MIGRATEC, INC., a Delaware corporation, (together with its predecessors, successors and assigns, the "Company"), hereby establishes and adopts the following Long-Term Incentive Plan (the "Plan").

                                    RECITALS:

         WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who will contribute to the success of the Company and to encourage such individuals to remain as directors, consultants, officers and/or employees of the Company by increasing their proprietary interest in the Company's growth and success; and

         WHEREAS, to further these goals, the Company has formulated the Plan to authorize the granting of incentive awards through grants of stock options ("Options"), Restricted Share Awards and Dividend Equivalent Rights (as such terms are hereinafter defined) to those individuals whose judgment, initiative and efforts are responsible for the success of the Company;

         NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

                                    ARTICLE 1

                               PURPOSE OF THE PLAN

         1.1 PURPOSE. The purpose of the Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, consultants, officers and employees of the Company who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentive inherent in the ownership of the Company's shares of common stock, no par value per share (the "Shares"). Options granted under the Plan will be either "incentive stock options" intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), or "nonqualified stock options." For purposes of the Plan, the term "subsidiary" shall mean "subsidiary corporation," as such term is defined in section 424(f) of the Code, and "affiliate" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of the Plan, the term "Award" shall mean a grant of an Option, a Restricted Share Award, a Dividend Equivalent Right or any other award made under the terms of the Plan.


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                                    ARTICLE 2

                            SHARES SUBJECT TO AWARDS

         2.1 NUMBER OF SHARES. Subject to the adjustment provisions of Section
7.10 hereof, the aggregate number of Shares which may be issued under Awards under the Plan, whether pursuant to Options, Restricted Share Awards or Dividend Equivalent Rights, shall not exceed Seven Million (7,000,000). No Awards to purchase fractional Shares shall be granted or issued under the Plan.

         2.2 SHARES SUBJECT TO TERMINATED AWARDS. The Shares covered by any unexercised portions of terminated Options granted under Article 4, any Shares forfeited as provided in Article 5 and any Shares subject to Awards which are otherwise surrendered by the Participant (as hereinafter defined) without receiving any payment or other benefit with respect thereto may again be subject to new Awards under the Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of Awards under the Plan.

         2.3 CHARACTER OF SHARES. Shares delivered under the Plan may be authorized and unissued Shares or Shares acquired by the Company, or both.

                                    ARTICLE 3

                         ELIGIBILITY AND ADMINISTRATION

         3.1 AWARDS TO EMPLOYEES, OFFICERS, DIRECTORS AND CONSULTANTS.

                  (a) Participants who receive Options under Article 4 hereof ("Optionees"), Restricted Share Awards under Article 5 hereof or Dividend Equivalent Rights under Article 6 hereof (in each case, a "Participant") shall consist of such employees, officers, directors and consultants of the Company or any of its subsidiaries or affiliates as the Committee (as defined in Section 3.2(a) hereinafter) shall select from time to time. The Committee's designation of an Optionee or Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of an Optionee or Participant to receive Awards or grants under one portion of the Plan shall not require the Committee to include such Optionee or Participant under other portions of the Plan.

                  (b) No Option which is intended to qualify as an "incentive stock option" may be granted to any employee, officer, director or consultant who, at the time of such grant, owns, directly or indirectly (within the meaning of sections 422(b)(6) and 424(d) of the Code), shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any of its subsidiaries or affiliates, unless at the time of such grant, (i) the option price is fixed at not less than 110% of the Fair Market Value (as hereinafter defined) of the Shares subject to such Option, determined on the date of the grant, and (ii) the exercise of such Option is prohibited by its terms after the expiration of five (5) years from the date such Option is granted.


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         3.2 ADMINISTRATION.

                  (a) The Plan shall be administered by the Board of Directors of the Company or, upon the designation of the Board, by the Compensation Committee (the "Committee") of the Board of Directors. References herein to the Committee shall mean the Compensation Committee of the Board or such similar committee of the Board as designated by the Board of Directors or, in the absence of a Compensation Committee or any such designation of a similar committee, the Board of Directors of the Company. Any committee charged with administering the Plan shall have only such authority with respect to the making of Awards and the performing of other duties and responsibilities under the Plan as shall be delegated to such committee by the Board.

                  (b) The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan. All actions of the Committee shall be taken by majority vote of its members.

                  (c) Subject to the provisions of the Plan, the Committee shall have authority to, in its sole discretion, interpret the provisions of the Plan and, subject to the requirements of applicable law, to prescribe, amend, and rescind rules and regulations relating to it as it may deem necessary or advisable. The Committee shall have the authority to, in its sole discretion, amend, rescind and alter the terms of any grant of Options or other Award under this Plan, provided that such amendment, rescission or alteration shall not adversely affect the rights of the Optionee or Award recipient as set forth in the applicable Option or Award agreement between the Company and the Optionee or Award recipient. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its shareholders, directors, consultants, officers, employees, Optionees and Participants.

                                    ARTICLE 4

                                     OPTIONS

         4.1 GRANT OF OPTIONS. The Committee shall determine, within the limitations of the Plan, the directors, consultants, officers and employees of the Company and its subsidiaries and affiliates to whom Options are to be granted under the Plan, the number of Shares that may be purchased under each such Option and the option price, and shall designate such Options at the time of the grant as either "incentive stock options" or "nonqualified stock options;" provided, however, that Options granted to employees of an affiliate (that is not also a subsidiary) or to non-employees of the Company may only be "nonqualified stock options."

         All Options granted pursuant to this Article 4 herein shall be authorized by the Committee and shall be evidenced in writing by stock option agreements ("Option Agreements") in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan, and, with respect to any Option Agreement granting Options which are intended to qualify as "incentive stock options," are not inconsistent with Section 422 of the


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Code. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such option. Any individual who is granted an Option pursuant to this Article 4 may hold more than one Option granted pursuant to this Article 4 at the same time and may hold both "incentive stock options" and "nonqualified stock options" at the same time. To the extent that any Option does not qualify as an "incentive stock option" (whether because of its provisions, the time or manner of its exercise or otherwise) such Option or the portion thereof which does not so qualify shall constitute a separate "nonqualified stock option."

         4.2 OPTION PRICE. Subject to Section 3.1(b) herein, the option price per each Share purchasable under any "incentive stock option" granted pursuant to this Article 4 shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such Share on the date of the grant of such Option. The option price per share of each Share purchasable under any "nonqualified stock option" granted pursuant to this Article 4 shall be such amount as the Committee shall determine at the time of the grant of such Option or the then current Fair Market Value (as defined in Section 7.2 hereinafter).

         4.3 OTHER PROVISIONS. Options granted pursuant to this Article 4 shall be made in accordance with the terms and provisions of Article 7 hereof and any other applicable terms and provisions of the Plan.

                                    ARTICLE 5

                                RESTRICTED AWARDS

         5.1      RESTRICTED SHARE AWARDS.

                  (a) Grants of Restricted Shares. A grant of Shares made pursuant to this Article 5 is referred to as a "Restricted Share Award." The Committee may grant to any Participant an amount of Shares in such manner, and subject to such terms, restrictions and conditions relating to vesting, forfeiture, delivery and transfer (whether based on performance standards, periods of service or otherwise) as the Committee shall establish (such Shares being referred to herein as the "Restricted Shares"). The terms of any Restricted Share Award granted under this Plan shall be set forth in a written agreement (a "Restricted Share Agreement") which shall contain provisions determined by the Committee and not inconsistent with this Plan. The provisions of Restricted Share Awards need not be the same for each Participant receiving such Awards.

                  (b) Issuance of Restricted Shares. As soon as practicable on or after the date of grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company Shares, registered in the name of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company retroactive to the date of grant, if a Restricted Share Agreement delivered to the Participant by the Company with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Restricted Shares covered by Awards under this Article 5 shall be subject to the restrictions, terms and conditions contained in the Plan and the Restricted Share Agreement entered into by and


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         between the Company and the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may, in the discretion of the Committee, be held in custody by the Company or its designee and shall bear a restrictive legend describing the applicable restrictions, terms and conditions.

                  (c) Shareholder Rights. Beginning on the date of grant of the Restricted Share Award and subject to execution of the Restricted Share Agreement as provided in Sections 5.1(a) and (b), the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares.

                  (d) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution), pledged or sold prior to lapse or release of the restrictions applicable thereto.

                  (e) Delivery of Shares Upon Release of Restrictions. Upon expiration or earlier termination of any forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 8.1 herein, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's beneficiary, one or more stock certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law.

         5.2 TERMS AND CONDITIONS OF RESTRICTED SHARES.

                  (a) Restrictions Affecting Restricted Shares. Subject to
         Section 5.2(b) herein, Restricted Shares shall be subject to such restrictions, terms and conditions as shall be established by the Committee, including, but not limited to, restrictions relating to vesting, forfeiture, delivery and transfer (whether based on performance standards, periods of service or otherwise). Such restrictions, terms and conditions may be set forth in the Plan or in the Restricted Share Agreement entered into by and between the Company and the Participant.

                  (b) Waiver of Conditions or Restrictions. Notwithstanding anything contained in this Article 5 to the contrary, the Committee may, in its sole discretion, waive any restrictions, terms or conditions set forth in the Plan or in any Restricted Share Agreement under appropriate circumstances (which may include the death, disability or retirement of the Participant, or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions as the Committee shall deem appropriate.


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                                    ARTICLE 6

                           DIVIDEND EQUIVALENT RIGHTS

         6.1 GRANT OF DIVIDEND EQUIVALENT RIGHTS. The Committee shall determine, within the limitations of the Plan, the directors, consultants, officers and employees of the Company and its subsidiaries and affiliates to whom Dividend Equivalent Rights are to be granted under the Plan. For purposes of the Plan, a "Dividend Equivalent Right" shall mean the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the Shares specified in the Award if the Shares were held by the holder to whom the Award is made. The Committee may grant a Dividend Equivalent Right, either as a component of another Award or as a separate Award, and, in general, each such holder of a Dividend Equivalent Right that is outstanding on a dividend record date for the Company's common stock shall be credited with an amount equal to the cash or stock dividends or other distributions that would have been received had the Shares covered by the Award been issued and outstanding on the dividend record date. The terms of any Dividend Equivalent Right awarded under this Plan shall be set forth in a written agreement (a "Dividend Equivalent Rights Agreement") which shall contain provisions determined by the Committee and not inconsistent with this Plan. The provisions of any such Award need not be the same for each Participant receiving such Awards. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares (which may thereafter accrue additional Dividend Equivalent Rights). Any such reinvestment shall be at the Fair Market Value (as hereinafter defined) at the time thereof. Dividend Equivalent Rights may be settled in cash or Shares, or a combination thereof, in a single payment or in installments. The Committee may provide that a Dividend Equivalent Right granted as a component of another Award shall be settled upon exercise, settlement or payment for or lapse of restrictions on such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain restrictions, terms and conditions different from such other Award.

                                    ARTICLE 7

                         GENERALLY APPLICABLE PROVISIONS

         7.1 OPTION PERIOD. Subject to Section 3.1(b) herein, the period for which an Option is exercisable shall not exceed ten (10) years from the date such Option is granted. After the Option is granted, the option period may not be reduced.

         7.2 FAIR MARKET VALUE. Unless otherwise provided in Section 422 of the Internal Revenue Code of 1986, as amended, for the grant of an "incentive stock option," if the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, the "Fair Market Value" of a Share as of a specified date shall mean the average of the high and low price of the shares for the day immediately preceding the date as of which Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported on the principal securities exchange on which the Shares are listed or admitted to trading. If the Shares are not listed or admitted to trading on any such exchange but are listed as a national market security on the National Association of Securities Dealers, Inc.


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Automated Quotation System ("The Nasdaq Stock Market"), traded in the over-the-counter market or listed or traded on any similar system then in use, the Fair Market Value of a Share shall be either, in the sole discretion of the Committee, the average of the high and low sales price or the closing sales price, for the day immediately preceding the date as of which the Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported on such system. If the Shares are not listed or admitted to trading on any such exchange, are not listed as a national market security on The Nasdaq Stock Market and are not traded in the over-the-counter market or listed or traded on any similar system then in use, but are quoted on The Nasdaq Stock Market or any similar system then in use, the Fair Market Value of a Share shall be the average of the closing high bid and low asked quotations on such system for the Shares on the date in question. If the Shares are not publicly traded, Fair Market Value shall be determined by the Committee in its sole discretion using appropriate criteria. An Option shall be considered granted on the date the Committee acts to grant the Option or such later date as the Committee shall specify.

         7.3 EXERCISE OF OPTIONS. Options granted under the Plan shall be exercised by the Optionee thereof (or by his or her executors, administrators, guardian or legal representative, as provided in Sections 7.7 and 7.8 hereof) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Full payment of such purchase price shall be made within five (5) business days following the date of exercise and shall be made (i) in cash or by certified check or bank check, (ii) with the consent of the Committee, by delivery of a promissory note in favor of the Company upon such terms and conditions as determined by the Committee, (iii) with the consent of the Committee, by tendering previously acquired Shares (valued at their Fair Market Value, as determined by the Committee as of the date of tender), including pursuant to a Cashless Exercise as defined in Section 7.4 herein, or (iv) with the consent of the Committee, any combination of (i), (ii) and (iii). Such notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. The Company shall effect the transfer of Shares purchased pursuant to an Option as soon as practicable, and, within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. No person exercising an Option shall have any of the rights of a holder of Shares subject to an Option until certificates for such Shares shall have been issued following the exercise of such Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

         7.4 CASHLESS EXERCISE. A "Cashless Exercise" means the assignment in a form acceptable to the Company of the proceeds of a sale or loan with respect to some or all of the Shares acquired upon the exercise of an Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves the right, in its absolute and sole discretion, to decline to approve or to terminate any such program or procedure. Generally, and without limiting the Company's absolute discretion, a Cashless Exercise will be permitted only at such times as the underlying Shares are publicly traded.


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         7.5 NON-TRANSFERABILITY OF OPTIONS. Without the prior written consent of the Company, no Option shall be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee or his duly appointed guardian or legal representative. Notwithstanding the foregoing or any other provisions contained in this Plan, a nonqualified stock option agreement may provide that the Optionee may transfer the option and all rights and privileges evidenced by the Option Agreement to (i) members of Optionee's immediate family (i.e., Optionee's spouse, or the children, grandchildren or parents of Optionee or Optionee's spouse) (any such person referred to herein as a "Family Member"),
(ii) one or more trusts for the benefit of any Family Member, and (iii) any partnership whose only partners are Family Members (any person or entity referred to in clauses (i), (ii) or (iii) above being a "Permitted Transferee"), provided that (a) no consideration may be paid for the transfer of the option or other rights or privileges evidenced by the Option Agreement and (b) any Permitted Transferee who is the transferee of any option will remain subject to all conditions (including the transfer restrictions) which were applicable to the Option and the rights and privileges evidenced by the Plan and the Option Agreement prior to the transfer to such Permitted Transferee.

         7.6 TERMINATION OF SERVICE. If the service of the Optionee is terminated for any reason other than (1) Disability (as hereinafter defined) of the Optionee, (2) death of the Optionee, or (3) for cause, in accordance with any applicable employment or engagement agreement in effect between the Optionee and the Company on the date of grant of the Option; or if no such agreement is in effect, as determined by the Committee in its sole and absolute discretion, an Option (to the extent exercisable on the date of such termination) shall be exercisable by the Optionee at any time within (i) ninety (90) days after such termination if the Optionee is a non-director employee or a consultant, or (ii) one year after such termination if the Optionee is a director, unless such Option terminates prior to such time; provided, however, that the Committee may, in its sole discretion, on a case by case basis, extend the period during which any such Option must be exercised. Unless the Option Agreement between such Optionee and the Company provides otherwise, if such Optionee's service with the Company is terminated for cause, any Option(s) granted to him will automatically terminate as of the time of such cessation of service.

         7.7 DEATH. If the Optionee dies while employed by the Company or any of its subsidiaries or affiliates or during his term as a Director of the Company or any of its subsidiaries or affiliates, as the case may be, any Option(s) granted to him not previously expired or exercised shall, to the extent exercisable on the date of death, be exercisable by the estate of such Optionee or by any person who acquired such Option by bequest or inheritance, at any time within one (1) year after the death of the Optionee, unless earlier terminated pursuant to its terms; provided, however, that if the term of such Option would expire by its terms within six (6) months after the Optionee's death, the term of such Option shall be extended until six (6) months after the Optionee's death; provided further, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or Section 7.1 herein.

         7.8 DISABILITY. If the Optionee's service is terminated by reason of the Optionee's Disability, an Option (to the extent exercisable on the date of the Optionee's termination of service by reason of Disability) shall be exercisable by the Optionee at any time prior to the expiration of the Option or within one (1) year after the date of such termination of service, whichever is the shorter


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period. As used herein, the term "Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months. The determination of whether or not an Optionee's service is terminated by reason of Disability shall be in the sole and absolute discretion of the Committee. An individual shall not be considered Disabled unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may require.

         7.9 AMENDMENT AND MODIFICATION OF THE PLAN. The Compensation Committee of the Board of Directors of the Company or, in the absence of a Compensation Committee, the Board of Directors of the Company, may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law or any rule of any stock exchange or quotation system on which Shares are listed or quoted; provided that no amendments to, or termination of, the Plan shall in any way impair the rights of an Optionee or a Participant under any Award previously granted without such Optionee's or Participant's consent.

         7.10 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that a dividend payable in Shares or a share split shall be hereinafter declared upon the Shares, the number of Shares then subject to any Option hereunder and the number of Shares reserved for issuance pursuant to the Plan but not yet covered by an Option shall be adjusted by adding to each such Share the number of shares which would be distributable thereon if such Share had been outstanding on the date fixed for determining the shareholders entitled to receive such share dividend or share split. In the event that the outstanding Shares shall be changed into or exchanged for a different number or kind of shares of common stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, share split, combination of shares, merger, consolidation, combination, spin-off, repurchase or exchange of Shares, then there shall be substituted for each Share subject to any such Option and for each Share reserved for issuance pursuant to the Plan but not yet covered by an Option, the number and kind of shares of common stock or other securities into which each outstanding Share shall be so changed or for which each such Share shall be exchanged. In the event there shall be any change, other than as specified above in this Section 7.10, in the number or kind of outstanding Shares or of any shares of common stock or other securities into which Shares shall have been changed or for which they shall have been exchanged, then if the Committee shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of Shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an Option and of the Shares then subject to an Option or Options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each Option Agreement. In the case of any such substitution or adjustment as provided for in this Section 7.10, the option price in each Option Agreement for each Share covered thereby prior to such substitution or adjustment will be the option price for all shares of common stock or other securities which shall have been substituted for such Share or to which such adjustment provided for in this
Section 7.10 shall be made, in accordance with Section 424(a) of the Code. No adjustment or substitution provided for in this Section 7.10 shall require the Company pursuant to any Option Agreement to sell a fractional Share, and the total substitution or adjustment with respect to each Option Agreement shall be limited accordingly.


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         7.11 LAPSE OF RESTRICTIONS IN THE EVENT OF A CHANGE IN CONTROL. A
"Change in Control" for purposes of this Plan shall mean (i) the dissolution or liquidation of the Company, (ii) any sale or other disposition of all or substantially all of the assets of the Company or (iii) the consummation of any merger or consolidation of the Company if the shareholders of the Company immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than Options and other rights to acquire equity securities) possessing less than fifty and one-tenth percent (50.1%) of the voting power of the surviving or acquiring corporation.

                  (a) Change in Control With Provision Being Made Therefor. If provision be made in writing in connection with a Change in Control for the assumption and continuance of any Option granted under the Plan, or the substitution for such Option of a new option covering the shares of the successor employer corporation, with appropriate adjustment as to number and kind of shares and prices, the Option granted under the Plan, or the new Option substituted therefor, as the case may be, shall continue in the manner and under the terms provided.

                  (b) Change in Control Without Provision Being Made Therefor. In the event provision is not made in connection with a Change in Control for the continuance and assumption of any Option granted under the Plan or for the substitution of any Option covering the shares of the successor employer corporation, then, subject to the $100,000 annual limitation with respect to incentive stock options, the holder of any such Option shall be entitled, prior to the effective date of any such Change in Control and for six months thereafter, to purchase the full number of shares not previously exercised under such Option, without regard to the periods of exercisability of such Option established by the Committee and set forth in the Option Agreement evidencing such Option if (and only if) such Option has not at that time expired or been terminated.

                  (c) Adjustments. All adjustments under this Section 7.11 shall be made by the Committee, whose determination as to what adjustments shall be made and the extent thereof, shall be final, binding and conclusive for all purposes of the Plan and of each Option Agreement, Restricted Share Agreement and Dividend Equivalent Rights Agreement.

         7.12 QUALIFICATION OF THE PLAN. This Plan is not intended to be, and shall not be, qualified under Section 401(a) of the Code.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 TAX WITHHOLDING. The Company shall notify an Optionee or Participant of any income tax withholding requirements arising as a result of the grant of any Award, exercise of an Option or any other event occurring pursuant to this Plan. The Company shall have the right to withhold from such Optionee or Participant such withholding taxes as may be required by law, or to otherwise require the Optionee or Participant to pay such withholding taxes. If the Optionee or Participant shall fail to make such tax payments as are required, the Company or its subsidiaries or affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any


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payment of any kind otherwise due to such Optionee or Participant or to take such other action as may be necessary to satisfy such withholding obligations.

         8.2 RIGHT OF DISCHARGE RESERVED. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any officer, employee, director, consultant or other individual the right to continue in the employment or service of the Company or any subsidiary or affiliate of the Company or affect any right that the Company or any subsidiary or affiliate of the Company may have to terminate the employment or service of (or to demote or to exclude from future Options under the Plan) any such officer, employee, director, consultant or other individual at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship even if the termination is in violation of an obligation of the Company or any subsidiary or affiliate of the Company to the officer, employee, director or consultant.

         8.3 NATURE OF PAYMENTS. All Awards made pursuant to the Plan are in consideration of services performed for the Company or any subsidiary or affiliate of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Optionee or Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any subsidiary or affiliate of the Company except as may be determined by the Committee or by the directors of the applicable subsidiary or affiliate of the Company.

         8.4 COMPLIANCE WITH SECURITIES LAW.

                  (a) The grant of Options and the issuance of Shares upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Options may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the Shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.


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


                  (b) This Plan is intended to comply in all respects with Rule 16b-3 promulgated under the Securities Act of 1934, as amended (the "Exchange Act"), with respect to Participants who are subject to
         Section 16 of the Exchange Act, and any provision herein that is contrary to Rule 16b-3 shall be deemed null and void to the extent appropriate by either the Committee or the Company's Board of Directors.

         8.5 INDEMNIFICATION OF COMMITTEE. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled, without further act on his part, to indemnity from the Company for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be a member of the Committee at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee (a) in respect of matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee or (b) in respect of any matter in which any settlement is effected in an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee unless, within sixty (60) days after institution of any such action, suit, or proceeding, such Committee member shall have offered the Company, in writing, the opportunity to handle and defend the same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors, or administrators of each such member of the Committee and shall be in addition to all other rights to which such member of the Committee shall be entitled as a matter of law, contract, or otherwise.

         8.6 SEVERABILITY. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

         8.7 GENDER AND NUMBER. In construing the Plan, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural, except when otherwise indicated by the context.


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


         8.8 GOVERNING LAW. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

         8.9 TERMINATION OF PLAN. Awards may be granted under the Plan at any time and from time to time on or prior to January 31, 2010, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

         8.10 CAPTIONS. The captions in this Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

         8.11 DATE. The Plan shall be dated as of January 31, 2000.




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